Exhibit 99.1

August 2012

Dear Friends of Sunrise:

For more than 30 years, Sunrise Senior Living’s dedicated and compassionate team has been united under one, lasting mission – to champion quality of life for all seniors. And, despite any challenges or changes the company has faced, we have never once been distracted from our objective to provide all of our residents and their families the best possible home. For this reason, we are excited to share the next step forward for Sunrise. On August 22, 2012, we announced that Sunrise has reached an agreement with Health Care REIT to acquire the company for $14.50 per share, a 62.4 percent premium to Sunrise’s closing stock price on August 21, 2012. As part of this transaction, Health Care REIT will assume ownership of the real estate currently owned by Sunrise, and we will function as an operations-only company that likely will not be public.

It is important to understand that this announcement does not have any impact on our day-to-day operations. In fact, our residents and families should notice virtually no impact from this transaction in their community. The reason Sunrise was sought to be a part of this deal was because of our sector-leading reputation and commitment to the high standards of care and service we provide in our more than 300 communities. We expect this to continue, and will work each day to make sure we are fulfilling the promises that have long been associated with the Sunrise name.

Since 1981, Sunrise has operated successfully both as a public and private company. We are looking forward to this next chapter of the Sunrise story, and will share updates on this process as appropriate. If you have any questions about Sunrise or your experiences, we encourage you to reach out to your executive director.

We look forward to continuing to serve you with the same level of superior service, care and integrity that you have come to expect from Sunrise. Thank you for your support.

Sincerely,

/s/ Mark Ordan	/s/ Laura McDuffie
Mark Ordan, Chief Executive Officer	Laura McDuffie, EVP & Head of Operations